3: Flag International Equity Fund 10f3

Flag International Equity Fund 10f3

Trasactions Q4 2000

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1 of 1	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Deutsche Post AG, Bonn	Claims Direct	Amey
Underwriters	DB Alex.Brown, UBS Warburg, Commerzbank, CSFB, Merrill, MSDW	Investec	Deutsche Bank
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	DEPOF	CLA	AMY
Is the affiliate a manager or co-manager of offering?	regional co-lead	no	co-lead
Name of underwriter or dealer from which purchased	Merrill	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	11/20/2000	7/13/2000	9/19/2000
Total amount of offering sold to QIBs	$ 4,974,049,080.00	$ 169,700,785.20	$ 61,202,849.40
Total amount of any concurrent public offering	-	-	-
Total	$ 4,974,049,080.00	$ 169,700,785.20	$ 61,202,849.40
Public offering price	$ 17.88	$ 2.71	$ 17.90
Sale Price / 1st Day Close	$ 18.27 (1st Day Close) +2.2%	n/a	n/a
Realized gain/loss on sale	$ -	n/a	n/a
Unrealized gain/loss as of 12/31	$3,564,605 $21.68/share (+21.3%)	n/a	n/a
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or Commission	$ 0.17 (0.096%)	$ 0.07 (2.62%)	$ 0.38 (2.12%)
Shares purchased	938,054	n/a	n/a
Amount of purchase	$ 16,722,406.00	n/a	n/a
% of offering purchased by fund	0.34%	n/a	n/a
% of offering purchased by associated funds	0.02%	n/a	n/a
Total (must be less than 25%)	0.36%	n/a	n/a